CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Post-Effective Amendment Registration Statement on Form N-1A of our reports dated May 22, 2026, relating to the financial statements and financial highlights of the Weitz Funds comprising the Conservative Allocation Fund, Core Plus Income Fund, Large Cap Equity Fund, Multi Cap Equity Fund, Partners III Opportunity Fund, Short Duration Income Fund and Ultra Short Government Fund, appearing in the Annual Report on Form N-CSR of Weitz Funds for the year ended March 31, 2026, and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Chicago, Illinois

July 29, 2026